Exhibit 99

        Temecula Valley Bancorp Inc. Announces Record Earnings


    TEMECULA, Calif.--(BUSINESS WIRE)--July 20, 2005--Temecula Valley Bancorp Inc. (OTCBB:TMCV) has announced that Net income for the quarter ending June 30, 2005 was $3,943,041, a 49% increase from the $2,646,626 earned in the same period last year. Net income for the six months ending June 30, 2005, was $6,944,721 compared to $5,218,775 for the same period last year, a $1,725,946 or 33% increase. "We are pleased with the results," stated Stephen H. Wacknitz, President/CEO, "considering that for 2005, principally due to growth, the provision for loan losses was increased from $750,000 last year to $1,642,900 this year, and Temecula Valley Bank (the "Bank"), the principal subsidiary of Temecula Valley Bancorp, Inc. (the "Company"), is in the process of opening full service offices in Indian Wells and Carlsbad, as well as expanding the SBA loan production office network." The net interest margin for all of 2004 was 5.96% and has improved to 6.67% for the first half of 2005 as the Federal Reserve Bank has continued to increase the fed funds rate.
    Total assets increased 37%, from $527,793,743 at June 30, 2004, to $724,216,457 at June 30, 2005. Loans increased 40%, with construction loans increasing 84% and real estate secured loans increasing 48%. Commercial loans showed a decrease of 20% and SBA loans, which include both real estate secured as well as commercial loans, decreased 8%. The large increase in construction loans was due to increased tract housing construction, the addition of the loan production office in San Rafael, and the general overall robust real estate market in Southern California.
    Federal funds sold increased from $15,600,000 on June 30, 2004, to $27,420,000 on June 30, 2005. The allowance for loan loss increased from $4,043,705 at June 30, 2004, to $7,839,179 at June 30, 2005, a
94% increase. The allowance for loan loss as a percent of loans was 0.90% at June 30, 2004, and 1.25% at June 30, 2005.
    Net charge-offs were $166,255 for the first six months of 2005, compared to $314,128 for the same period in 2004. Non-accrual loans (net of SBA guarantees) were $3,229,889 at June 30, 2005, compared to $1,283,703 at June 30, 2004. There was no other real estate owned
(OREO), net of SBA guarantees, as of June 30, 2005 compared to $352,500 at June 30, 2004.
    For the twelve-month period from June 30, 2004, to June 30, 2005, fixed assets increased from $3,006,473 to $4,763,102 due to the addition of two full service offices and several loan production offices. The SBA servicing assets increased due to SBA 7A loan sales in the secondary market.
    Deposits increased 42%, from $452,358,807 at June 30, 2004, to $643,773,990 at June 30, 2005. Continued expansion of business at the existing and new branches, as well as various CD promotions has fueled the deposit growth. Deposit growth is expected to be sufficient in the near future to fund loan growth.
    Junior subordinated debt securities increased $8,248,000 due to the net addition in September 2004 of $8,000,000 of a trust preferred borrowing that was transferred to the Bank as tier one capital, and is considered tier one and tier two capital on a consolidated basis. Included in other liabilities is a $616,000 reserve for undisbursed loans. The related $129,000 expense for 2005 is reflected in other expense.
    Shareholder equity increased from $36,910,393 at June 30, 2004 to $50,483,783 at June 30, 2005 due to net income and the exercise of stock options. The capital ratios remain strong, with the tier one leverage ratio at 9.54%, the tier one risk based ratio at 9.40% and the total risk based capital ratio at 11.08%, all easily above the minimum to qualify as "well capitalized."

    The Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo and El Cajon. The Company was established in June 2002 and operates principally as a holding company for the Bank. As a Preferred Lender
(PLP) since 1998, the locally owned and operated Bank also has SBA loan production offices in California, Colorado, Florida, Georgia, Illinois, New Jersey, North Carolina, Ohio, and Texas. The Company's common stock is quoted in the over the counter market and trades under the symbol TMCV.OB. The Bank's website is at www.temvalbank.com.

    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the Company's Securities and Exchange Commission filings which can be accessed at www.sec.gov.


                     TEMECULA VALLEY BANCORP INC.

                            FINANCIAL DATA

                               JUNE 2005
                              (UNAUDITED)
                 (all amounts in whole dollars except
                   share and per share information)


                       June 30,     June 30,     Increase    Increase
                         2005         2004      (Decrease)  (Decrease)
                     ------------ ------------ ------------ ----------
ASSETS

  Cash and due from
   banks              11,013,343   15,935,851   (4,922,508)      (31%)
  Federal funds sold  27,420,000   15,600,000   11,820,000         76%
  Securities - held
   to maturity                 0            0            0          0%

  Loans              628,212,313  448,229,019  179,983,294         40%
  Less allowance for
   loan losses        (7,839,179)  (4,043,705)   3,795,474         94%
                     ------------ ------------ ------------
  Loans, net         620,373,134  444,185,314  176,187,820         40%

  Federal Reserve &
   Home Loan Bank
   stock, at cost      2,849,000    2,050,300      798,700         39%
  Other real estate
   owned, net                  0    1,410,000   (1,410,000)     (100%)
  Bank premises and
   equipment, net      4,763,102    3,006,473    1,756,629         58%
  SBA-loan servicing
   I/O strip
   receivable         23,479,641   21,689,271    1,790,370          8%
  SBA-loan servicing
   asset               8,102,773    6,944,100    1,158,673         17%
  Cash surrender
   value life
   insurance          13,469,824    7,661,929    5,807,895         76%
  Other Assets        12,745,640    9,310,505    3,435,135         37%
                     ------------ ------------ ------------
                     724,216,457  527,793,743  196,422,714         37%
                     ============ ============ ============

LIABILITIES AND
STOCKHOLDER EQUITY

  Demand deposits    147,656,572  126,475,079   21,181,493         17%
  Interest bearing
   deposits          496,117,418  325,883,728  170,233,690         52%
                     ------------ ------------ ------------
     Total deposits  643,773,990  452,358,807  191,415,183         42%
  FHLB advances                0   20,000,000  (20,000,000)     (100%)
  Junior
   subordinated debt
   securities         20,620,000   12,372,000    8,248,000         67%
  Other liabilities    9,338,684    6,152,543    3,186,141         52%
                     ------------ ------------ ------------
     Total
      liabilities    673,732,674  490,883,350  182,849,324         37%

  Stockholder's
   equity             50,483,783   36,910,393   13,573,390         37%
                     ------------ ------------ ------------
                     724,216,457  527,793,743  196,422,714         37%
                     ============ ============ ============


                          3 Mos.      3 Mos.     6 Mos.      6 Mos.
                           Ended      Ended       Ended       Ended
                         June 30,    June 30,   June 30,    June 30,
                           2005        2004       2005        2004
                        ----------- ---------- ----------- -----------
   Interest income      13,454,394  7,790,647  24,864,938  14,607,274
   Interest expense      3,179,129  1,375,641   5,557,437   2,618,204
                        ----------- ---------- ----------- -----------
   Net interest income  10,275,265  6,415,006  19,307,501  11,989,070
   Provision for loan
    losses                 804,100    250,000   1,642,900     750,000
   Other income          7,464,814  6,726,899  13,248,310  13,454,688
   Other expense        10,180,120  8,407,711  19,016,812  15,852,319
                        ----------- ---------- ----------- -----------
   Earnings before
    income taxes         6,755,859  4,484,194  11,896,099   8,841,439
   Income taxes          2,812,818  1,837,568   4,951,378   3,622,664
                        ----------- ---------- ----------- -----------
      Net earnings       3,943,041  2,646,626   6,944,721   5,218,775
                        =========== ========== =========== ===========

   Actual common shares
    outstanding at end
    of period            8,865,447  8,608,538   8,865,447   8,608,538
   Average common
    shares outstanding   8,828,292  8,393,061   8,808,055   8,315,418
   Average common
    shares &
    equivalents
    outstanding          9,528,263  9,309,436   9,515,624   9,272,054
   Basic earnings per
    share                     0.45       0.32        0.79        0.63
   Diluted earnings per
    share                     0.41       0.28        0.73        0.56
   Return on average
    assets
    (annualized)              2.28%      2.16%       2.10%       2.23%
   Return on average
    equity
    (annualized)             32.87%     30.60%      30.10%      31.79%
   Efficiency ratio          57.38%     63.98%      58.41%      62.30%


                         6/30/2005  6/30/2004
                        ----------- ----------
   Tier 1 leverage
    capital ratio             9.54%      9.78%
   Tier 1 risk-based
    capital ratio             9.40%      9.91%
   Total risk-based
    capital ratio            11.08%     10.74%
   Allowance for loan
    losses as a % of
    total loans               1.25%      0.90%
   Gross nonperforming
    assets as a % of
    total assets              1.35%      1.46%
   Net nonperforming
    assets as a % of
    total assets              0.45%      0.31%
   Net chargeoffs
    (annualized) as a %
    of total loans            0.05%      0.14%
   Loan to deposit
    ratio                    97.58%     99.09%
   Book value per share       5.69       4.29


PAST DUE AND NON-
 ACCRUAL LOANS
----------------------- -----------------------------------
                          Gross     Government  Net Balance
                          Balance     Guaranty
                        -----------------------------------
June 30, 2005
-----------------------

   30 - 89 days past
    due                    149,793           0     149,793
                        =========== =========== ===========

   90+ days past due
    and accruing           263,218    (244,753)     18,465
   Non-accrual           9,474,790  (6,244,901)  3,229,889
   Other real estate
    owned (REO)                  0           0           0
                        ----------- ----------- -----------
     Total non-
      performing assets  9,738,008  (6,489,654)  3,248,354
                        =========== =========== ===========

June 30, 2004
-----------------------

   30 - 89 days past
    due                    247,122    (123,052)    124,070
                        =========== =========== ===========

   90+ days past due
    and accruing                 0           0           0
   Non-accrual           6,290,495  (5,006,792)  1,283,703
   Other real estate
    owned (REO)          1,410,000  (1,057,500)    352,500
                        ----------- ----------- -----------
     Total non-
      performing assets  7,700,495  (6,064,292)  1,636,203
                        =========== =========== ===========

NET LOAN CHARGEOFFS
-----------------------
                          3 Mos.      3 Mos.      6 Mos.     6 Mos.
                           Ended       Ended       Ended      Ended
                         June 30,    June 30,    June 30,    June 30,
                           2005        2004        2005        2004
                        ----------- ----------- ----------- ----------

   Chargeoffs              145,137      70,692     404,825    321,081
   Recoveries             (133,834)     (4,600)   (238,570)    (6,953)
                        ----------- ----------- ----------- ----------
     Net Chargeoffs         11,303      66,092     166,255    314,128
                        =========== =========== =========== ==========


    CONTACT: Temecula Valley Bancorp Inc.
             Stephen H. Wacknitz, 951-694-9940